Exhibit 10.13

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is entered into as of July 28th, 2003 (the “Effective Date”) by and between Beckman Coulter, a Delaware corporation, having a principal place of business at 4300 North Harbor Boulevard, Fullerton, California 92835 (“BECKMAN”), and EXACT Sciences Corporation, a Delaware corporation having a principal place of business at 100 Campus Drive, Marlborough, Massachusetts 01754 (“EXACT”).

In consideration of the mutual promises and conditions contained in this Agreement, BECKMAN and EXACT agree as follows:

ARTICLE 1 - DEFINITIONS

1.1                                 “Affiliate” shall mean any company, corporation or other business entity that is controlled by, controlling, or under common control with the subject company, corporation or other business. For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract.

1.2                                 “EXACT Net Revenues” shall mean:

(i)                                     gross royalties received by EXACT from its Sublicensee relating to the Third Party’s sale or provision of Licensed Services, and

(ii)                                  gross revenues received by EXACT relating to EXACT’s direct provision of Licensed Services, less the following deductions:

(a)                                  Trade, quantity, cash or other discounts, if any, actually allowed and taken;

(b)                                 Credits or allowances, not to exceed two percent of EXACT Net Revenues, made or given on account of defective services or disputed services that are specifically identifiable to Licensed Services sold to a Third Party; and

(c)                                  Any tax or governmental charge received by EXACT from its customer with respect to the sale, use or delivery of Licensed Services to the customer and paid by EXACT to a governmental entity.

1.3                                 “Field” shall mean /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ used for /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

Notwithstanding the foregoing, the “Field” shall not include:

the provision of /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ for the provision of /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ that consist of /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ for the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ of samples of /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ to produce /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

For the sake of clarity, the parties confirm that the limitation set forth in paragraph (b) of this definition in conjunction with the definition of Specialty Testing operates within the Field to:

(i)                                     INCLUDE within the scope of this license the ability of EXACT and its Sublicensee to provide to /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ for which the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ does not require a /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or a /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ (including those laboratory services performed as /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or that are based on /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/), and

(ii)                                  EXCLUDE from the scope of this license the ability of EXACT and its Sublicensee to sell products or services for which /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ requires a /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

1.4                                 “Licensed Patents” shall mean, individually and collectively, (i) the U.S. patent(s) identified on Exhibit 1, attached hereto, and any reissues, reexaminations, and extensions thereof, and all Canadian patents or applications corresponding to any of the foregoing; (ii) the U.S. patent applications identified on Exhibit 1, and all Canadian patents or applications corresponding thereto; (iii) all non-provisional, continuation, continuation-in part, divisional and Canadian applications that claim the priority, either directly or indirectly, to any Licensed Patents described in subsection (i) or (ii) above; and (iv) all United States and Canadian patents issued on the Licensed Patents described in subsection (ii) or (iii) above, and all reissues, reexaminations and extensions thereof.

1.5                                 “Licensed Services” shall mean services that but for this Agreement would infringe a valid and enforceable claim in the Licensed Patents.

1.6                                 “Intellectual Property” shall mean rights to patents, copyrights, trademarks, trade secrets, proprietary information, know-how and technical data (whether or not patentable) and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

1.7                                 “License Term” shall mean the period of time from the Effective Date of the Agreement through expiration of the last to expire of the Licensed Patents.

1.8                                 “Party” or “Parties” shall mean BECKMAN and/or EXACT, as the context requires.

1.9                                 “Sublicensee” shall mean any entity to which EXACT has granted a sublicense of some or all of the rights conveyed to EXACT under this Agreement.

1.10                           “Territory” shall mean the United States and Canada.

1.11                           “Test” shall mean a test result per single patient derived from the provision of Licensed Services.

1.12                           “Third Party” means any person or entity other than EXACT or BECKMAN.

1.13                           /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ means that patent license agreement signed by BECKMAN and /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ on /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

1.14                           “Fluorescence Polarization” means the process by which a fluorescent sample is irradiated with plane-polarized excitation radiation and components of a resultant fluorescent signal are separately detected from the sample which are polarized respectively parallel to and perpendicular to the plane of polarization of the excitation radiation, either on a steady state or time resolved basis relative to the excitation radiation, as and to the extent claimed in any valid, maintained and enforceable U.S. or foreign patent issuing from or claiming priority from U.S. Patent Application Serial No. 09/137,826 entitled Fluorescence Polarization in Nucleic Acid Analysis, filed August 20, 1998, owned or licensed by NEN Life Science Products, Inc.

1.15                           “Fluorescence Resonance Energy Transfer” means the process by which a fluorescent sample containing two distinct dyes wherein the sample is irradiated with light energy optimal to excite the first of the two dyes and wherein that first dye upon excitation transfers the energy to the second dye specifically when both dyes are attached to the same primer through a process whereby a nucleic acid template-dependent primer extension reaction determines the identity of a single nucleotide base at a specific position in a nucleic acid of interest, which process is covered by U.S. Patent No. 5,888,819 and 6,004,744 and any divisionals, continuation, reissues and foreign counterparts thereof, and the fluorescence emission of the second dye is detected at second wavelength, as and to the extent claimed in U.S. Patent No. 5,945,283 entitled Methods and Kits for Nucleic Acid Analysis Using Fluorescence Resonance Energy Transfer, issued on

December 17, 1996 and owned or licensed by NEN Life Science Products, Inc., and any divisionals, continuations, reissues and foreign counterparts thereof and as and to the extent such NEN patents are valid, maintained and enforceable.

1.16                           “Specialty Testing” means:

(a)                                  products and processes for the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ of samples of human, animal or vegetable origin, and

(b)                                 /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ specific receptor proteins, ligands, nucleic acid sequences, and similar reagents which /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ are intended for use in a diagnostic application for /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

1.17                           /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ means:

(a)                                  in the case of the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ and

(b)                                 in the case of countries outside of the United States, /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ with similar responsibilities.

1.18                           “Colorectal Cancer Assay” means any /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ (including but not limited to /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ testing).

ARTICLE 2 - GRANT OF LICENSES; OWNERSHIP

2.1                                 LICENSE GRANT. Subject to the terms and conditions of this Agreement, BECKMAN grants to EXACT a non-exclusive, royalty-bearing license under the Licensed Patents in the Field in the Territory during the License Term, to make, have made, use, offer to sell, sell and import Licensed Services. This license granted hereunder shall include a limited right to sublicense as herein provided. Nothing in this Agreement will be construed to grant to EXACT any license or rights except under the Licensed Patents and within the Field.

2.2                                 SUBORDINATION TO /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/. This Agreement will not be construed to grant EXACT (i) any rights that are broader then the rights granted to BECKMAN under the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ with regard to /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ (as that term is defined in the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/; or (ii) a term of license that is longer than the term of the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/

2.3                                 SUBLICENSING. EXACT shall have the right to sublicense the rights granted in Paragraph 2.1 above only to Laboratory Corporation of America Holdings (“LabCorp”), provided however, that no such sublicense shall be effective until LabCorp executes a written sublicense agreement (the “Sublicense Agreement”) with EXACT with respect to the Licensed Services and provided that the terms of the Sublicense Agreement are not inconsistent with and are subordinate to the rights afforded EXACT hereunder. The Sublicense Agreement will include the following provisions of this Agreement: Article 4 - Royalty Reports; Records; Article 7 - Indemnification and Insurance; and, Article 8 - Disclaimer of Warranties; and, Section 10.12 - References to BECKMAN; and further will provide that those provisions are for the benefit of and may be enforced by BECKMAN. EXACT will provide BECKMAN with a copy of the Sublicense Agreement within sixty (60) days after it is executed.

2.4                                 NO IMPLIED LICENSES. Nothing in this Agreement shall be construed as granting any Party any right or license under any Intellectual Property of the other Party by implication, estoppel or otherwise, except as expressly provided otherwise in this Agreement.

2.5                                 EXCLUDED FIELD. Notwithstanding anything to the contrary in this Agreement, the licenses granted therein shall not extend to /*/[CONFIDENTIAL TREATMENT

REQUESTED]/*/ or to /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ provided that the foregoing limitation shall (i) only be in force during the shorter of the term of the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ specified in the definitions thereof, or during such time as such /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ are valid, enforceable and maintained and (ii) not limit or restrict EXACT’s right to use the Licensed Patents in connection with /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ and /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ to the extent EXACT has obtained license rights to /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ and /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ from an appropriate Third Party.

ARTICLE 3 - ROYALTIES

3.1                                 ROYALTIES. During the License Term, EXACT shall pay BECKMAN a /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ percent /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ royalty on EXACT Net Revenues. EXACT shall pay royalties due with respect to each calendar quarter hereunder within forty-five (45) days after the last day of such calendar quarter.

ARTICLE 4 - ROYALTY REPORTS; RECORDS

4.1                                 ROYALTY REPORTS. Within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year during the Term, EXACT shall deliver to BECKMAN the royalty payment due pursuant to Section 3.1 hereof and a corresponding royalty report relating to the calendar quarter to which the royalty paid relates. If EXACT Net Revenue includes revenue denominated in a currency other than the currency of the United States of America, those foreign currency sales for each calendar quarter will be converted to the currency of the United States of America at the prevailing rate for the last business day of the quarter as quoted by THE WALL STREET JOURNAL (or if THE WALL STREET JOURNAL is not available then a comparable publication) or such conversion shall be accomplished by a procedure mutually agreed upon by EXACT and BECKMAN.

4.2                                 REPORTS. Each royalty report shall include the following:

(a)                                  Identification of the Licensed Services performed by EXACT during the relevant calendar quarter;

(b)                                 The quantity of each Licensed Services performed by EXACT during the relevant calendar quarter;

(c)                                  The Exact Net Revenues for each of the Licensed Services performed by EXACT during the relevant calendar quarter;

(d)                                 Deductions applicable to determining EXACT Net Revenues during the relevant calendar quarter;

(e)                                  Identification of the Licensed Services performed by Sublicensee during the relevant calendar quarter;

(f)                                    The quantity of each Licensed Services performed by Sublicensee during the relevant calendar quarter;

(g)                                 The Exact Net Revenues for each of the Licensed Services performed by Sublicensee during the relevant calendar quarter;

(h)                                 Total royalties due to EXACT from Sublicensee under the sublicense granted under this Agreement during the relevant calendar quarter; and

(i)                                     Total royalties due to BECKMAN for the calendar quarter.

With each report, EXACT shall pay to BECKMAN the royalties due and payable for such calendar quarter in accordance with paragraph 3.1.

4.3                                 RECORD KEEPING.

4.3.1                        BOOKS AND RECORDS. EXACT shall keep complete and accurate records for the latest five (5) years as necessary to establish from source documents and data the EXACT Net Revenues for each Licensed Service. EXACT will maintain such records in sufficient detail and in a manner and context to enable the determination of the amount of royalties due hereunder to BECKMAN.

4.3.2                        INSPECTIONS. Upon thirty (30) days’ written notice, EXACT agrees to permit one or more auditors appointed by BECKMAN (except any to whom EXACT has a reasonable objection) to enter upon the premises of EXACT during usual business hours of EXACT in order to examine records pertaining to this Agreement for previous quarter(s) and to make on EXACT’s premises and retain copies of any and all parts of the records and accounts kept by EXACT pursuant to this Article 4, including invoices and Sublicense payment records and reports which are relevant to any report required to be rendered by EXACT. Said copies shall be provided to the auditor(s) at no expense to the auditor(s) or to BECKMAN. Said auditor(s) shall provide BECKMAN with the amount of the EXACT Net Revenue and the application of the appropriate royalty rate so that royalties due BECKMAN may be calculated for each Licensed Service. In the event such audit establishes that EXACT has underpaid its royalty obligations by /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or more during any calendar quarter, any amounts found to have been owed but not paid shall be paid to BECKMAN promptly with nine percent (9%) interest per annum. In the event such audit establishes that EXACT has underpaid its royalty obligations by /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or more during any calendar quarter, EXACT shall reimburse BECKMAN for the out-of-pocket expense of such audit. BECKMAN shall not make more than one audit request annually.

4.4                                 FORM OF PAYMENTS. EXACT shall make all payments due under this Agreement by check or wire transfer in United States funds.

4.5                                 LATE PAYMENT. If EXACT does not make any payment under this Agreement when due, the payment will accrue interest from the date due at the rate of one percent 0.75% per month; PROVIDED, HOWEVER, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BECKMAN from exercising any other rights it may have as a consequence of the lateness of such payment.

ARTICLE 5 - CONFIDENTIALITY

5.1                                 CONFIDENTIAL INFORMATION. During the Term, the Parties may exchange information from time to time that they consider to be confidential. “Confidential Information” hereunder shall, subject to Article 5.3, mean the substance of this Agreement, the Sublicense Agreement and any information or materials that are disclosed by EXACT to BECKMAN or auditors for BECKMAN under Article 4, Royalty Reports; Records, whether orally, visually, or in tangible form, and all copies thereof. Tangible materials that disclose or embody Confidential Information shall be marked by the disclosing party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the disclosing Party as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, which shall mark such summary as “Confidential,” “Proprietary” or the substantial equivalent thereof, and deliver it to the receiving Party by the end of the month following the month in which disclosure occurs. Such information shall be treated as Confidential Information pending receipt of such summary.

5.2                                 TREATMENT OF CONFIDENTIAL INFORMATION. The Party receiving Confidential Information shall employ all reasonable efforts to maintain the secrecy and confidentiality of such Confidential Information, such efforts to be no less than the degree of care employed by the receiving Party to preserve and safeguard its own Confidential Information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who are required to maintain confidential the proprietary information of the receiving Party and such employees shall be advised by the receiving Party of the confidential nature of the Confidential Information and that the Confidential Information shall be treated accordingly. Each Sublicensee shall be bound, as a receiving Party, not to disclose the Confidential Information of BECKMAN, whether such Confidential Information is provided by BECKMAN or by EXACT; and both the Sublicensee and EXACT shall be jointly and severally liable for any breach of such obligation by the Sublicensee.

5.3                                 EXCEPTIONS. The receiving party’s obligations under this Article 5 shall not extend to any part of the information that:

(i)                                     can be demonstrated to have been in the public domain or publicly known prior to the date of the disclosure; or

(ii)                                  can be demonstrated from written records to have been in the possession of the receiving Party or readily available to the receiving Party from another source not under obligation of secrecy to the disclosing Party prior to the disclosure; or

(iii)                               becomes part of the public domain or publicly known other than as a result of any unauthorized act by the receiving Party; or

(iv)                              is demonstrated from contemporaneous written records to have been developed by or for the receiving Party without reference to confidential information disclosed by the disclosing Party; or

(v)                                 is required to be disclosed by law, government regulation or court order.

However, the exception set forth in Section 5.3(v) shall only apply if, prior to making any legally required disclosure of the disclosing Party’s Confidential Information, the receiving Party notifies the disclosing Party and affords the disclosing Party a reasonable opportunity to defend against or limit such required disclosure.

5.4                                 INJUNCTION. In view of the difficulties of placing a monetary value on the Confidential Information, the disclosing Party shall be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent further breach of this Article 5 or further unauthorized use of its Confidential Information. This remedy is separate from any other remedy the disclosing Party may have.

5.5                                 TREATMENT UPON TERMINATION OF THE AGREEMENT. Upon the expiration or termination, for any reason, of this Agreement, or upon the demand of the disclosing Party at any time, the receiving Party shall return promptly to the disclosing Party or destroy, at option of the disclosing Party, all tangible materials that disclose or embody Confidential Information of the disclosing Party, unless otherwise prohibited by law. Notwithstanding the foregoing, BECKMAN may retain all EXACT royalty reports, royalty payment records and communications concerning royalties paid or payable by EXACT or Sublicensee.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1                                 BECKMAN REPRESENTATIONS AND WARRANTIES. BECKMAN hereby represents and warrants to EXACT that:

6.1.1                        BECKMAN is a corporation duly organized and validly existing in the State of Delaware, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

6.1.2                        This Agreement does not contravene or constitute a default under or violation of any provision of applicable law binding upon BECKMAN or any agreement, commitment, instrument or other arrangement to which BECKMAN is a party;

6.1.3                        To the knowledge of BECKMAN, all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained in connection with entry into this Agreement have been obtained;

6.1.4                        The /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ has been fully executed, is in effect as of the date that BECKMAN signs this Agreement and includes the right for BECKMAN to convey the rights provided in this Agreement herein, and;

6.1.5                        BECKMAN has no actual knowledge of any claim brought by a Third Party in a federal court or before the U.S. Patent Office that asserts that the Licensed Patents are invalid.

6.2                                 EXACT REPRESENTATIONS AND WARRANTIES. EXACT hereby represents and warrants to BECKMAN that:

6.2.1                        EXACT is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

6.2.2                        This Agreement does not contravene or constitute a default or violation of any provision of applicable law binding upon EXACT or any agreement, commitment or instrument to which EXACT is a party; and,

6.2.3                        EXACT has conducted its own analysis of the Licensed Patents and the Licensed Services in assessing whether any product or process made, used, sold or imported under any Licensed Patents will be free from infringement of patents, copyrights or other rights not licensed hereunder or patents, copyrights or other rights of any Third Party and has obtained such legal opinions as necessary or appropriate.

ARTICLE 7 - INDEMNIFICATION & INSURANCE

7.1                                 INDEMNIFICATION OF BECKMAN. EXACT will save, defend, indemnify and hold harmless BECKMAN and its Affiliates, and the officers, directors and employees of any of them (“BECKMAN INDEMNITEES”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees, (“LOSSES”) to which any of them may become subject as a result of any claim, demand, action or proceeding by any Third Party to the extent such Losses arise out of (i) the research, development, manufacture, production, supply, promotion, import, sale or use by EXACT or its sublicensees, contractors or customers of any products or services, (ii) the conduct of any research and development by EXACT or its sublicensees, including, without limitation, clinical trials, conducted with respect to the products, processes or services licensed under this Agreement, or (iii) a breach by EXACT of any of its representations and warranties contained in this agreement, except to the extent such Losses result from the gross negligence or willful misconduct of Beckman Indemnitees or the breach of this Agreement by BECKMAN. If BECKMAN seeks indemnification hereunder, it will inform EXACT of the claim as soon as reasonably practicable after it receives notice of the claim, will permit EXACT to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of EXACT) in the defense of the claim.

7.2                                 INSURANCE. During the term of this Agreement, EXACT, at its own expense, will maintain commercial general liability insurance, including products liability and, if necessary, commercial umbrella insurance, related to and covering the development, production, use, and sale of the Licensed Services. The limits of insurance maintained by EXACT for bodily injury and/or death and property damage for any one occurrence shall be at least Four Million U.S. Dollars (U.S. $4,000,000), and for the products and completed operations aggregate, shall be at least Two Million U.S. Dollars (U.S.$2,000,000). Such insurance will be written by companies having an A.M. Best rating of no lower than A - “X”. BECKMAN and its Affiliates will be named as additional insureds under such insurance policies. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. EXACT will provide a certificate of insurance evidencing such coverage as primary coverage and requiring thirty (30) days prior written notice to BECKMAN of cancellation or material change. All such insurance of BECKMAN and its Affiliates shall be noncontributory.

7.3                                 INDEMNIFICATION OF EXACT. BECKMAN will save, defend, indemnify and hold harmless EXACT and its officers, directors and employees (“EXACT INDEMNITEES”) from and against Losses to which any of them may become subject as a result of any claim, demand, action or proceeding by any Third Party to the extent such Losses arise from the breach by BECKMAN of the warranty and representations made by BECKMAN in section 6.1, “BECKMAN Warranties and Representations.” Without limiting the foregoing, BECKMAN will not be obligated under this paragraph to the extent such Losses result from the acts or omissions of Exact Indemnitees or the breach of this Agreement, including the representations and warranties made by EXACT within it, by EXACT.

7.4                                 INDEMNIFICATION OF EXACT IF /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ this Sublicense. BECKMAN will save, defend, indemnify and hold harmless Exact Indemnitees from and against Losses to which any of them may become subject as a result of a action or proceeding by /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/, a corporation organized under the laws of the State of Delaware and having a place of business located at /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ to the extent relating to (i) BECKMAN’s rights to grant sublicenses under /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ or (ii) the right of BECKMAN to enter this Agreement with EXACT, and seeking to invalidate this Agreement on that basis, except to the extent such Losses result from the acts or omissions of Exact Indemnitees or the breach of this Agreement, including the representations and warranties made by EXACT within it, by EXACT.

7.5                                 EXACT INDEMNIFICATION PROCESS. If EXACT seeks indemnification under paragraph 7.3 or 7.4 above, it will inform BECKMAN of the claim as soon as reasonably practicable after it receives notice of the claim, will permit BECKMAN to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of BECKMAN) in the defense of the claim.

ARTICLE 8 - DISCLAIMERS

8.1           DISCLAIMERS. Nothing in this Agreement will be construed as:

(i)                                     a warranty or representation by BECKMAN as to the validity or scope of Licensed Patents;

(ii)                                  a warranty or representation by BECKMAN that the Licensed Services or any product or process made, used, sold or imported under any Licensed Patents is or will be free from infringement of patents, copyrights or other rights not licensed hereunder or patents, copyrights or other rights of any Third Party;

(iii)                               conferring by implication, estoppel or otherwise any license or rights under any Intellectual Property belonging to BECKMAN other than the Licensed Patents as defined in this Agreement; or

(iv)                              an obligation by BECKMAN to furnish know-how or any other information to EXACT not provided in the Licensed Patents.

8.2                                 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO THE LICENSED SERVICES AND DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, TO THE EXTENT PERMITTED BY APPLICABLE LAW.

8.3                                 THIRD PARTY INFRINGEMENTS. Neither Party shall have any obligation with respect to the abatement of infringement of the Licensed Patents by third parties. However, if at any time a Third Party shall infringe any unexpired Licensed Patents and if such infringement shall come to the attention of a Party, that Party will give notice in writing to the other Party of the existence of such infringement. BECKMAN will decide on an appropriate course of action to take with respect to the infringement in view of all of the circumstances then existing.

ARTICLE 9 - TERM AND TERMINATION

9.1                                 TERM. This Agreement shall commence on the Effective Date and shall remain effective for the period of the License Term, unless earlier terminated as provided by this Agreement.

9.2                                 TERMINATION FOR BREACH. Either Party may terminate this Agreement if the other Party materially breaches its obligations hereunder, and such breach is not cured within sixty (60) days after written noticed thereof to such other Party.

9.3                                 EFFECT OF TERMINATION ON SUBLICENSE. Upon early termination of this Agreement for any reason, all sublicenses granted under it shall terminate. EXACT shall notify each Sublicensee of the termination and each Sublicensee shall have the rights to request BECKMAN to continue the sublicense. The request by the Sublicensee must be received by BECKMAN no later than thirty days after the termination date of this Agreement. Upon receipt of such request and receipt of proof from the Sublicensee, if reasonably requested by BECKMAN, of the Sublicensee’s ability to pay BECKMAN royalties when due, BECKMAN will continue the Sublicensee’s sublicense for the period equal to the shorter of the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ of this Agreement or the unexpired term of /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ on condition that /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ remains in /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ and continues its /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ In the event of continuation of the sublicense, Sublicensee shall pay BECKMAN

/*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ received by Sublicensee (less the deductions described in 1.2(ii) above) relating to Sublicensee’s direct provision of Licensed Services. For the avoidance of confusion, Sublicensee’s Licensed Services under such circumstances shall mean the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ received by Sublicensee for the particular test being provided (of which the Licensed Service is comprised). Unless BECKMAN expressly elects to assume obligations of EXACT to Sublicense arising under the sublicense agreement, those obligations will remain the responsibility of EXACT to satisfy and EXACT will defend, indemnify and hold BECKMAN harmless from any claim arising with regard to those obligations.

9.4                                 SUBLICENSEE DUTIES AT TERMINATION. Except if termination resulted from expiration of the License Term, upon termination of this Agreement:

9.4.1                        EXACT immediately will cease and then shall not engage in any activity that would infringe the Licensed Patents;

9.4.2                        Subject to Section 9.3, Effect of Termination on Sublicense, Sublicensee immediately will cease and then shall not engage in any activity that would infringe the Licensed Patents.

9.5                                 OUTSTANDING PAYMENTS AND REPORTS AT TERMINATION. Termination of this Agreement for any reason shall be without prejudice to BCI’s right to receive all payments and reports that may be or become due under Article 3 - Royalties, and Article 4 - Royalty Reports; Records.

9.6                                 SURVIVAL. The following Articles shall survive the termination of this Agreement for any reason: Article 1 - Definitions; Article 4 - Royalty Reports; Records; Article 5 - Confidentiality; Article 7 - Indemnification; and, Article 10 - Miscellaneous.

ARTICLE 10 - MISCELLANEOUS

10.1                           NOTICES TO BECKMAN. Unless otherwise specified in this Agreement, reports, notices and other communications from EXACT to BECKMAN as provided hereunder must be sent to:

Beckman Coulter, Inc.

President, Biomedical Research Division

4300 N. Harbor Boulevard,

Fullerton, California  92835

Telephone:  (714) 871-4848

Facsimile:  (714) 773-8543

WITH A COPY TO:

Beckman Coulter, Inc.

General Counsel

4300 N. Harbor Boulevard,

Fullerton, California  92835

Telephone:  (714) 773-6973

Facsimile:  (714) 773-7936

or other individuals or addresses as BECKMAN subsequently furnish by written notice to EXACT.

10.2                           NOTICES TO EXACT. Unless otherwise specified in this Agreement, reports, notices and other communications from BECKMAN to EXACT as provided hereunder must be sent to:

EXACT Sciences Corporation

100 Campus Drive

Marlborough, MA 01752

Attention:  President

WITH A COPY TO:

EXACT Sciences Corporation

100 Campus Drive

Marlborough, MA 01752

Attention:  General Counsel

or other individuals or addresses as EXACT subsequently furnish by written notice to BECKMAN.

10.3                           INDEPENDENT CONTRACTORS. The Parties agree that, in the performance of this Agreement, they are and shall be independent contractors. Nothing herein shall be construed to constitute a partnership or joint venture between the Parties nor shall any Party be construed as the agent of any other Party for any purpose whatsoever, and no Party shall bind or attempt to bind any other Party to any contract or the performance of any obligation, or represent to any third party that it has any right to enter into any binding obligation on the other Party’s behalf.

10.4                           SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

10.5         NON-ASSIGNABILITY.

10.5.1                  PERMITTED ASSIGNMENTS. Either Party may assign this Agreement and its rights and obligations hereunder to an acquirer of all or substantially all of such Party’s business or assets, whether by merger, sale, acquisition or other change of control transaction, but only if it has notified the other party of the proposed permitted assignment not less than thirty (30) days prior to the effective date of the assignment. In the case of a permitted assignment by EXACT, BECKMAN may require EXACT to provide

BECKMAN with a written agreement that the assignee accepts and will comply with all terms and conditions of this Agreement and with reasonable evidence of the capability of the assignee to satisfy the obligations of EXACT under this Agreement. In addition, BECKMAN may require that any breach by EXACT be cured prior to the assignment. For the avoidance of confusion and for the purposes of calculating EXACT Net Revenues following an assignment, Licensed Services shall mean the /*/[CONFIDENTIAL TREATMENT REQUESTED]/*/ received by a Third Party assignee (under section 1.2(i) above) or received by the assignee (under section 1.2(ii) above) for the particular test being provided (of which the Licensed Service is comprised).

10.5.2                  RESTRICTED ASSIGNMENTS. Except as allowed in the paragraph 10.5.1, “Permitted Assignments,” neither this Agreement nor any part of the Agreement is assignable or in any way transferable by either Party without the express written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, and any attempted or purported assignment or other transfer made without consent will be void and without effect.

10.5.3                  BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.6                           ENTIRE AGREEMENT. This instrument contains the entire Agreement between the Parties. No verbal agreement, conversation or representation between any officers, agents, or employees of the Parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.

10.7                           MODIFICATIONS IN WRITING. No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each Party.

10.8                           GOVERNING LAW. The validity and interpretation of this Agreement and the legal relations of the Parties to it are governed by the laws of the State of Delaware without regard to any choice of law principal that would dictate the application of the law of another jurisdiction. The Parties agree that any legal action arising out of or in connection with this Agreement shall be brought in the federal or state courts for the Orange County, California, and the Parties irrevocably submit for all purposes to the jurisdiction of each such court.

10.9                           CAPTIONS. The captions are provided for convenience and are not to be used in construing this Agreement.

10.10                     COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

10.11                     FORCE MAJEURE. If either Party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), acts of terrorism, revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the Parties to resume performance under this Agreement.

10.12                     REFERENCES TO BECKMAN. EXACT agrees not to identify BECKMAN or its Affiliates in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of BECKMAN or any of its Affiliates, or any trademark, service mark, trade name or symbol of BECKMAN or its Affiliates, without BECKMAN’s prior written consent, unless otherwise required by law.

10.13                     NONDISCLOSURE OF AGREEMENT & PRESS RELEASES. EXACT may disclose this Agreement to its Sublicensee under a requirement to maintain it in confidence. Except as required by law, neither Party otherwise shall disclose the terms of this Agreement to any Third Party without the written consent of the other Party. Neither Party shall issue any press release or other statement to the media concerning the existence of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

BECKMAN COULTER, INC.		EXACT SCIENCES CORPORATION

By:	/s/ Elias Caro	By:	/s/ Don Hardison

Name: Elias Caro		Name: Don Hardison

Title: President, BMR Division		Title: President, CEO

Date: July 31, 2003		Date: July 28, 2003

EXHIBIT 1

LICENSED PATENTS

/*/[CONFIDENTIAL TREATMENT REQUESTED]/*/